EXHIBIT 99.5

[LOGO]
                                                       579 Richmond Street, West
                                                                       Suite 301
                                               Toronto, Ontario, M5V IT6, Canada
                                        Tel: (416)203-2448 / Fax: (416) 203-0099
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                                                   November 1st, 2002

Riverview Group, LLC
666 Fifth Avenue, 8th Floor
New York, N.Y.
10103
United States of America

Dear Sirs,

                        Re: Crystallex Convertible Notes

We refer to the Subscription Agreement dated September 25, 2002 respecting the purchase by you of 4% convertible notes and common share purchase warrants of Crystallex International Corporation.

This letter confirms our agreement to amend your option to purchase further securities such that you will have the option to purchase an additional US$2.0 million principal amount of convertible notes on the same terms and conditions until 5:00pm (Toronto time) on November 25, 2002.

We will file the appropiate registration statement within 15 days of November 25, 2002.

Yours very truly,



Crystallex International Corporation

per:  /s/ Daniel Ross
     ------------------------------
      Daniel Ross
      Executive Vice President

Acknowledge and Agreed, with the further understanding that such options may be exercised in one or more tranches until November 25, 2002.



per: /s/ [illegible]
     ----------------------------
     Name:
     Title: